Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE2

Monthly Period	August 1, 2003 through August 31, 2003
Payment Date	September 25, 2003
Period	Revolving

Pool Balance		Factor per Original
Beginning	$1,241,659,982.38	0.9933015
Ending	$1,232,167,012.81	0.985707327

Change	$9,492,969.57	0.007594173
A-I-1 Notes
Beginning	$400,000,000.00	1.000000000
Ending	$400,000,000.00	1.000000000

Change	$—	0.000000000
A-II-1 Notes
Beginning	$750,000,000.00	1.000000000
Ending	$750,000,000.00	1.000000000

Change	$—	0.000000000
A-II-2
Beginning	$100,000,000.00	1.000000000
Ending	$100,000,000.00	1.000000000

Change	$—	0.000000000
Additional Balance Increase Amount
Beginning	$—
Ending	$—

Change	$—
Certificate	$—
Beginning	$—
Ending	$—

Change	$—
Interest Distributions		Factor per 1000
A-I-1	$471,888.89	1.1797222
A-II-1	$884,791.67	1.1797222
A-II-2	$99,027.78	0.9902778
Interest Rates
Group 1 WAC	4.03%
Group 2 WAC	4.02%
Libor	1.11%
Libor + 26 bps	1.37%
Auction Rate	1.15%
A-I-1 & A-II-1 Note Rate	1.37%
A-II-2 Note Rate	1.15%
Principal Distributions		Factor per 1000
A-I-1	$—	—
A-II-1	$—	—
A-II-2	$—	—
Certificate	$—
Funding Account Balance
Group 1	$4,787,811.36
Group 2	$15,329,110.49
Liquidation Loss Amounts
Group 1	$—
Group 2	$(642.55)
Enhancer Premium	$161,458.33

Aggregate Note Balance	$1,250,000,000.00
Target Overcollateralization Amount	$15,625,000.00
Overcollateralization Amount	$3,168,726.33
Excess to Certificateholder	$1,893,058.19

Wachovia Bank, National Association
as Servicer

Group 1 Pool		Group 2 Pool

Aggregate Amount Collected for the Collection Period
Principal	$16,631,084.91	Principal	$43,246,630.15
Net Interest	$1,128,944.77	Net Interest	$2,381,280.09
Substitution Adjustments	$—	Substitution Adjustments	$—
Beginning Balance	$396,955,059.72	Beginning Balance	$844,704,922.66
Ending Balance	$395,212,222.40	Ending Balance	$836,954,790.41

Net	$1,742,837.32	Net	$7,750,132.25
Principal Collections	$(16,631,084.91)	Principal Collections	$(43,246,630.15)
Net Draws	$14,888,247.59	Net Draws	$35,496,497.90
Net Principal	$(1,742,837.32)	Net Principal	$(7,750,132.25)
Gross Interest	$1,294,342.71	Gross Interest	$2,733,240.47
Servicing Fee	$(165,397.94)	Servicing Fee	$(351,960.38)

Net Interest	$1,128,944.77	Net Interest	$2,381,280.09
Enhancer Premium	$(51,666.67)	Enhancer Premium	$(109,791.67)
Note Interest	$(471,888.89)	Note Interest	$(983,819.44)

Excess Spread	$605,389.21	Excess Spread	$1,287,668.97
Additional Balance Inc.	$—	Additional Balance Inc	$—
Group Excess	$605,389.21	Group Excess	$1,287,668.97
Transfer (to) from Group 2	$—	Transfer (to) from Group 1	$—
Excess to Certificate	$605,389.21	Excess to Certificate	$1,287,668.97
Current	$821,406,255.31	Current	$391,695,676.64
1 - 29 Days Past Due	$15,400,149.62	1 - 29 Days Past Due	$3,501,853.57
30 - 59 Days Past Due	$148,385.48	30 - 59 Days Past Due	$14,692.19
60 - 89 Days Past Due	$—	60 - 89 Days Past Due	$—
90 - 119 Days Past Due	$—	90 - 119 Days Past Due	$—
120 - 149 Days Past Due	$—	120 - 149 Days Past Due	$—
150 - 179 Days Past Due	$—	150 - 179 Days Past Due	$—
180 + Days Past Due	$—	180 + Days Past Due	$—
Funding Account
Beginning	$3,044,974.04	Beginning	$7,578,978.24
Deposit	$1,742,837.32	Deposit	$7,750,132.25

Ending	$4,787,811.36	Ending	$15,329,110.49
Target O/C Amount	$5,000,000.00	Target O/C Amount	$10,625,000.00
O/C Amount	$33.76	O/C Amount	$2,283,900.90
Gross CPR (Annualized)	40.166%	Gross CPR (Annualized)	46.776%
Net CPR (Annualized)	5.143%	Net CPR (Annualized)	10.471%
Draw Rate (Annualized)	36.791%	Draw Rate (Annualized)	40.260%
WAM	227.79	WAM	224.32
Age	7.58	Age	8.64